State of Delaware
Secretary of State
Division of Corporations
Delivered 12:13 PM 06/21/2007
FILED 11:55 AM 06/21/2007
SRV 070735230 - 2671493 FILE

[

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FRANCHISE MANAGEMENT INTERNATIONAL, INC.

It is hereby certified that:

1. The name of the corporation is Franchise Management International, Inc. (the "Corporation").

2. The certificate of incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

"Article I
Name of Corporation

The name of the corporation is Flight Management International, Inc. (the "Corporation")."

Signed on June 21, 2007

/s/ Pasquale Guadagno
Pasquale Guadagno, Officer